Exhibit 10.8

SECOND AMENDMENT TO COMMERCIAL LEASE AGREEMENT

THIS SECOND AMENDMENT TO COMMERCIAL LEASE AGREEMENT (the “Second Amendment”) is made as of the 3rd day of July 2013 by and between PIOS GRANDE KOP BUSINESS CENTER, L.P., a Delaware limited partnership, successor-in-interest to KOPBC, L.P. (“Landlord”), and TREVENA, INC., a Delaware corporation (“Tenant”).

RECITALS

WHEREAS, pursuant to the Commercial Lease Agreement dated August 4, 2008, between Landlord’s predecessor-in-interest, KOPBC, L.P., and Tenant, as amended by the First Amendment to Commercial Lease dated December 8, 2008 (together the “Lease”), Tenant leases premises consisting of approximately 12,750 rentable square feet described therein and referred to in this Second Amendment as the “Demised Premises” or “Premises” in the King of Prussia Business Center located on the first floor at 1018 West Eighth Avenue (the “Building”), King of Prussia, Pennsylvania;

WHEREAS, a true and correct copy of the Lease is attached to and made a part of this Second Amendment as Exhibit “A”;

WHEREAS, KOPBC, L.P. assigned its interest as Landlord to Pios Grande KOP Business Center, L.P., and Pios Grande KOP Business Center, L.P. accepted the obligations of Landlord thereunder; and

WHEREAS, Landlord and Tenant desire to amend the Lease as set forth in this Amendment.

NOW, THEREFORE, in consideration of the foregoing, of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant, intending to be legally bound, covenant and agree as follows:

1.                                      Incorporation of Recitals.  The foregoing Recitals are hereby incorporated in and made a part of this Second Amendment by this reference.

2.                                      Certain Definitions.  Except as otherwise defined in this Second Amendment, each capitalized term shall have the meaning ascribed to such term in the Lease.

3.                                      Effective Date.  This Amendment shall be effective July 1, 2013.

4.                                      Amendment to Lease.  The Lease is hereby amended as follows:

a.                                      Term.  The Lease Term shall expire at 11:59 P.M., Eastern Time, on September 30, 2020 (the “Term Expiration Date”).

b.                                      Rent.  From and after the Effective Date, Tenant shall pay to Landlord during the Lease Term, Minimum Rent calculated and payable as follows:

Period	Rentable Square Feet	Rate Per Rentable Square Foot	Annual Base Rent	Monthly Installment
7/1/13-6/30/14	12,750	$17.50	$223,125.00	$18,593.75
7/1/14-6/30/15	12,750	$18.00	$229,500.00	$19,125.00
7/1/15-6/30/16	12,750	$18.50	$235,875.00	$19,656.25
7/1/16-6/30/17	12,750	$19.00	$242,250.00	$20,187.50
7/1/17-6/30/18	12,750	$19.50	$248,625.00	$20,718.75
7/1/18-6/30/19	12,750	$20.00	$255,000.00	$21,250.00
7/1/19-6/30/20	12,750	$20.50	$261,375.00	$21,781.25
7/1/20-9/30/20	12,750	$21.00	$267,750.00	$22,312.50

Minimum Rent is payable in advance on the first day of each calendar month in equal monthly installments as provided immediately above, without setoff, deduction or demand.  So long as Tenant is not in default under the Lease and so long as July 1, 2013 is the Effective Date, Tenant’s Minimum Rent obligations for July 2013 through December 2013 are waived.  During each such month, Tenant shall be responsible for certain components of Additional Rent described in Section 4 of the Lease, including utilities and janitorial (section 4.12 and 4.13).

c.                                       Base Year.  Calendar year 2013 shall be the Operating Expenses Base Year and the Real Estate Taxes Base Year.

5.                                      Brokers.  Landlord and Tenant each represents and warrants to the other that it has not dealt with any broker, agent, finder or other person in connection with the negotiation for or the obtaining of this Second Amendment other than Landlord’s Agent, Newmark Grubb Knight Frank (Patrick Nowlan), and Tenant’s broker, Gola Corporate Real Estate (Eric Wahlers).  Tenant shall indemnify, defend and hold Landlord harmless from and against any and all claims, lawsuits, liabilities, damages and costs, including attorneys’ fees, incurred by Landlord by reason of any breach of the foregoing warranty.  Landlord shall indemnify, defend and hold Tenant harmless from and against any and all claims, lawsuits, liabilities, damages and costs, including attorneys’ fees, incurred by Tenant by reason of any breach of the foregoing warranty.

6.                                      Lease in Full Force and Effect; No Conflicts.  The Lease remains in full force and effect and unmodified, except as modified or amended by this Second Amendment.  If there shall be any conflict or inconsistency between the terms and conditions of this Second Amendment and those of the Lease, the terms and conditions of this Second Amendment shall control.

7.                                      Binding Effect.  This Second Amendment shall be binding upon and inure to the benefit of Landlord and Tenant and their respective permitted successors and assigns.

8.                                      Counterparts.  This Second Amendment may be executed in two (2) or more counterpart copies, all of which counterparts shall have the same force and effect as if the parties hereto had executed a single copy of this Second Amendment.

9.                                      Further Assurance Actions.  Each party agrees that it will take all necessary actions requested by the other party to effectuate the purposes of this Second Amendment.

10.                               Entire Agreement.  The Lease, as amended by this Second Amendment, contains, and is intended as, a complete statement of all of the terms of the arrangements between the parties with respect to the matters pertaining to the Demised Premises, supersedes any previous agreements and understandings between the parties with respect to those matters, and cannot be changed or terminated orally.

11.                               Governing Law.  This Second Amendment shall be governed by and construed in accordance with the substantive laws of the Commonwealth of Pennsylvania.

12.                               Headings.  The section headings of this Second Amendment are for reference purposes only and are to be given no effect in the construction or interpretation of this Second Amendment.

13.                               Severability.  Any provision of this Second Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Second Amendment or such provision, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

14.                               Parties in Interest; No Third-Party Beneficiaries.  Neither the Lease, this Second Amendment nor any other agreement, document or instrument to be delivered pursuant to this Second Amendment shall be deemed to confer upon any person not a party hereto or thereto any rights or remedies hereunder or thereunder.

15.                               Authority.  Landlord and Tenant each represent and warrant to the other party: (a) the execution, delivery and performance of this Second Amendment have been duly approved by such party and no further corporate action is required on the part of such party to execute, deliver and perform this Second Amendment; (b) the person(s) executing this Second Amendment on behalf of such party have all requisite authority to execute and deliver this Second Amendment; and (c) this Second Amendment, as executed and delivered by such person(s), is valid, legal and binding on such party, and is enforceable against such party in accordance with its terms.

16.                               Tenant Work; As-Is.

a.                                      Tenant shall be responsible for all costs and expenses associated with Tenant Work, as hereinafter defined in Exhibit “B”, it being expressly understood that Landlord shall have no obligation to perform any improvements.  Notwithstanding the foregoing, Landlord agrees to provide Tenant with a tenant improvement allowance of One Hundred Seventy-eight Thousand Five Hundred Dollars ($178,500.00) (the “Tenant Improvement Allowance”) to be applied towards (i) all construction costs and all design and architectural fees associated with Tenant Work, including permit fees, and (ii) the costs related to Tenant Work in the Demised Premises related to wiring and cabling.  If the costs for completing the Tenant Work exceed the Tenant Improvement Allowance, Tenant shall be solely liable for all such excess costs.

b.                                      In no event shall Landlord be required to make any payments of the Tenant Improvement Allowance if Tenant is in default under the Lease, or a condition exists which with the passage of time or giving of notice, or both, would constitute an Event of Default, including the filing by or against Tenant of a petition in bankruptcy.  On and after January 31, 2014, no further disbursement requests for Tenant Improvement Allowance are authorized or provided for under this Second Amendment.  Notwithstanding the foregoing, in the event the total cost of the Tenant Work as of January 31, 2014 does not fully utilize or exhaust the Tenant Improvement Allowance, then Tenant shall be permitted to apply any unused amount of the Tenant Improvement Allowance to the monthly installment(s) of Minimum Rent next coming due as long as Tenant is not in default under the Lease, or a condition exists which with the passage of time or giving of notice, or both, would constitute an Event of Default.  Application of excess or surplus Tenant Improvement Allowance to Minimum Rent shall only be made in the form of a credit against Minimum Rent liability and in no event shall such credit exceed in amount the amount of the unfunded balance of the Tenant Improvement Allowance.

c.                                       Tenant represents that the Center, the Premises, and the street or streets, sidewalks, parking areas, curbs and access ways adjoining them, and the present uses and non-uses thereof, have been examined by Tenant, and Tenant accepts them in the condition or state in which they now are, or any of them now is, without relying on any representation, covenant or warranty, express or implied, by Landlord, except as may be expressly contained herein with respect to Tenant Work to be constructed by Tenant in the Premises.

17.                               Renewal Option.  Tenant is hereby granted one (1) option to renew this Lease upon the following terms and conditions:

(i)                                     At the time of the exercise of the option to renew and at the time of the said renewal, there shall not exist an uncured Event of Default under this Lease, nor an act or omission which with the passage of time could result in an Event of Default and Tenant shall be in possession of the Demised Premises pursuant to this Lease.

(ii)                                  Notice of the exercise of the option shall be sent to the Landlord in writing at least six (6) months before the Term Expiration Date.

(iii)                               The renewal term (“Renewal Term”) shall be for a period of five (5) years, to commence at the expiration of the Extended Term, and all of the terms and conditions of this Lease, other than the Minimum Rent, shall apply during the Renewal Term.

(iv)                              The annual Minimum Rent to be paid during the Renewal Term shall be the “fair market rent”.  Landlord shall notify Tenant of the “fair market rent” established by Landlord.  Should Tenant dispute Landlord’s determination, then the process provided for in the second paragraph of Section 15 of the Lease shall apply to resolve the dispute.

18.                               Termination Option.  At any time after November 30, 2017, Tenant shall have the right to terminate this Lease (“Termination Option”) by giving Landlord written notice that it is terminating the Lease with respect to the entire Demised Premises and vacating the Premises on or before the termination date stated in the written notice (“Termination Date”).  The written termination notice shall be provided to Landlord at least nine (9) months prior to the Termination Date and in no event shall the Termination Date be earlier than December 1, 2017.  Together with said written notice of termination, Tenant shall pay Landlord by certified check a termination fee in the amount of One Hundred Thirty-one Thousand Nine Hundred Two and 25/100 Dollars ($131,902.25) (the “Termination Fee”).  If Tenant shall fail to pay the Termination Fee, as provided above, this Termination Option and any notice given under this Section 18 shall be void and of no further force or effect.

19.                               Security Deposit.  Tenant shall provide Landlord with its audited Financial Information, either for Tenant’s immediately preceding fiscal year, or for the immediately preceding four (4) quarters (inclusive of the first calendar quarter of 2013) for Landlord’s review.  If Landlord is satisfied that such Financial Information demonstrates that Tenant is financially capable of fulfilling the obligations of this Lease and Second Amendment, in the exercise of Landlord’s reasonable discretion, then Landlord shall promptly return the Security Deposit to Tenant and Tenant’s obligation to provide security under Section 38 of the Lease shall be terminated.

20.                               Notices.  Any notice required or permitted under the Lease shall be in writing, sent by a reputable private carrier of overnight mail or mailed by United States Certified Mail, Return Receipt Requested, postage prepaid, in each case to the address set forth below:

If to Tenant:	If to Landlord:

Rosamond Deegan	Pios Grande KOP Business Center, L.P.
1055 Westlakes Drive, Suite 300	c/o BPG Management Company, LP
Berwyn, Pennsylvania 10312	Attn: Douglas Hoffman, President
770 Township Line Road, Suite 150
Yardley, Pennsylvania 19067

and to

Pios Grande KOP Business Center, L.P.
50 Applied Card Way
Attn: Vincent Abessinio, Executive Vice President
Glen Mills, Pennsylvania 19342

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IN WITNESS WHEREOF, the duly authorized officers or representatives of Landlord and Tenant have executed this First Amendment to Commercial Lease Agreement under seal as of the day and year first hereinabove written.

LANDLORD:		WITNESSES:

PIOS GRANDE KOP BUSINESS CENTER, L.P.,
a Delaware limited partnership
By: PIOS GRANDE, LLC, its general partner		/s/ Jenna Shepanski

By:	/s/ Vincent T. Abessinio	Jenna Shepanski
Name:	Vincent T. Abessinio
Title:	Executive Vice President

TENANT:		/s/ Rosamond Deegan

TREVENA, INC.
a Delaware corporation
Rosamond Deegan
VP Business Development
By:	/s/ Maxine Gowen
Name: Maxine Gowen
Title: CEO

Exhibit “A”

Copy of Lease

Exhibit “B”

Tenant Work and Tenant Improvement Allowance

This Exhibit “B” is attached to and made part of that certain Second Amendment dated as of July 3, 2013 between Landlord and Tenant.  To the extent this Exhibit “B” is inconsistent with EXHIBIT B (WORK LETTER) attached to the Lease, the provisions of this 2013 Exhibit “B” shall govern.  Landlord and Tenant hereby agree as follows:

ARTICLE 1

DESCRIPTION AND COORDINATION OF WORK

1.1                               Tenant Improvements.  The work to be performed by Tenant (the “Tenant Improvements”) and paid from the Tenant Improvement Allowance provided by Landlord consists of the construction of tenant improvements and the installation of fixtures, equipment and cabling in the Demised Premises as described in more detail in the Tenant’s Final Construction Documents, as defined in Article 3 hereof (the “Tenant Improvements”).  Tenant’s Final Construction Documents shall be supplemented or revised as necessary to provide for such work and such supplement or revision shall be subject to approval by Landlord in accordance with Sections 2.4(a) and 2.4(b) below.

1.2                               Representatives.

a)                                     Appointment of Representatives.  Landlord and Tenant have appointed or shall appoint representatives to act for each of them with respect to all construction and construction related matters involving the Tenant Improvements (respectively, “Landlord’s Construction Representative” and “Tenant’s Project Manager”, and together, the “Representatives”).  The Representatives shall be available to attend regularly scheduled and special meetings with each other in person or by conference call.

b)                                     Tenant’s Representative.  Tenant’s Project Manager will be Robyn Jewitt, provided, however, Tenant may change such person from time to time, which change shall be effective upon receipt by Landlord of written notice of such change.  Tenant’s Project Manager shall have the authority to act on Tenant’s behalf at all times (including at all construction meetings and inspections) and to bind Tenant with respect to issues relating to the construction of the Tenant Improvements including, but not limited to, cost and scheduling changes, change orders and financial matters involving items previously approved by Landlord or Tenant, as the case may be, or any new item.

c)                                      Landlord’s Construction Representative.  Landlord’s Construction Representative will be Bethann H. Skanker, provided, however, that Landlord may change such person from time- to time which change or changes shall be effective upon the receipt by Tenant of written notice of such change or changes.  Landlord’s Construction Representative shall be generally available at the Demised Premises during the construction of the Tenant Improvements and shall inspect the Tenant Improvements from time to time to determine compliance with requirements of this Work Letter.  Landlord’s Construction Representative shall have the authority to act on

Landlord’s behalf at all times and to bind Landlord with respect to issues relating to the construction of the Tenant Improvements.

ARTICLE 2

TENANT’S PLANS

2.1                               Proposed Improvement Plan.  Landlord shall cause to be prepared by Rob Trego of RHJ Associates (the “Architect”) and delivered to Landlord and Tenant, for the parties’ approval as described below, an improvement plan (the “Plan”) for the construction of the Tenant Improvements.  Landlord and Tenant will work cooperatively so that the Architect can commence preparation of construction documents based upon the approved Plan.

2.2                               Tenant Design Professionals.  Tenant will engage the Architect to document the design of the Tenant Improvements.  Each of the Architect and any other design professionals engaged by Tenant or Architect to design any aspect of the Tenant Improvements (collectively, “Tenant’s Design Professionals”), shall maintain at all times errors and omissions professional liability insurance in an amount not less than $1,000,000 per occurrence and $2,000,000 in the aggregate covering any negligent act, error or omission of such party, evidence of which shall be provided to Landlord upon request.  Tenant’s Design Professionals shall also maintain Worker’s Compensation and Employer’s Liability Insurance, Commercial General Liability, in commercially reasonable amounts.

2.3                               Tenant’s Construction Documents.  Tenant shall cause to be prepared by the Architect and delivered to Landlord, for Landlord’s approval as described below, complete architectural drawings, specifications and finish schedules (the “Tenant’s Construction Documents”) for the Tenant Improvements, based upon the Plan as approved by Landlord and Tenant.  The Tenant’s Construction Documents, once completed and ready for submission to Landlord for approval by Landlord under Section 2.4 below, shall, in the opinion of the Architect, be ready to be signed and sealed by the Architect (and, if applicable, any other Tenant Design Professionals) licensed and registered in the Commonwealth of Pennsylvania.  The Tenant’s Construction Documents shall conform to all applicable Laws and Requirements.  The Tenant’s Construction Documents shall contain, at a minimum and where applicable, floor plans, reflected ceiling plans, finish schedules and all related details and schedules.  The Architect shall also provide mechanical, plumbing and electrical drawings (to be prepared in conjunction with mechanical and electrical engineers approved by Landlord, such approval not to be unreasonably withheld, conditioned or delayed), plans and specifications for the Tenant Improvements and prepare the life safety and fire protection plans for the Tenant Improvements.  Tenant, at its cost, shall provide engineering services as necessary.

2.4                               Landlord Approval of the Tenant’s Construction Documents.

a)                                     Standards for Approval.  Within five (5) business days after receipt of the Tenant’s Construction Documents for the Demised Premises, Landlord shall give written notice to Tenant either approving or disapproving the Tenant’s Construction Documents, provided that if Tenant’s Construction Documents shall have been reviewed and approved by Landlord prior to the full execution and delivery of the Lease then such five (5) business day period shall not be applicable.  The applicable time period within which Landlord is required to respond to Tenant’s submissions or resubmission of the Tenant’s Construction Documents under this Section 2.4 is hereinafter referred to as “Landlord’s Approval Response Period”.  Any notice of disapproval from Landlord shall state the specific reasons for such disapproval.  Landlord shall be obligated to approve the Tenant’s Construction Documents unless the Tenant Improvements as delineated therein (i) do not conform with all applicable federal, state and local laws, ordinances including the Americans With Disabilities Act and building and zoning codes, and requirements of public authorities and insurance underwriters (collectively, “Laws and Requirements”) or the Tenant’s Construction Documents, as then amended (ii) would, in Landlord’s reasonable judgment, adversely affect the integrity or effectiveness of any building system, including, without limitation, HVAC, electrical, plumbing, fire protection, sprinkler, security or life safety systems, (iii) would impair the structural integrity of the Building, (iv) would adversely affect the appearance of the Building from outside the Building, (v) do not otherwise conform with the requirements set forth in Section 2.3 above, or (vi) would, in Landlord’s reasonable opinion, create a health hazard within the Building.  Landlord’s review of the Tenant’s Construction Documents shall be solely for the benefit of Landlord and may not be relied upon by Tenant or any other party as being in conformity with any Laws or Requirements.

b)                                     Rejection of the Tenant’s Construction Documents by Landlord.  In the event Landlord rejects the Tenant’s Construction Documents or any portion thereof as provided in Section 2.4(a) above, Tenant shall resubmit to Landlord the Tenant’s Construction Documents or relevant portion thereof, including the revisions required by Landlord.  Landlord shall review and approve any resubmitted plans within five (5) business days after receipt, provided they contain all of the revisions, modifications or changes which are unacceptable to Landlord applying the standards set forth in Section 2.4(a) above.  The Tenant’s Construction Documents, as completed by the Architect and in the form finally approved by Landlord are referred to hereinafter as the “Tenant’s Final Construction Documents”.

c)                                      Tenant Changes to the Tenant’s Final Construction Documents.  Changes in the Tenant’s Final Construction Documents shall be subject to Landlord’s prior written Approval.  Landlord will respond to Tenant’s request for approval of any change or addition to the Tenant’s Final Construction Documents within two (2) business days (i.e. Monday through Friday, and not a legal holiday) after receipt of Tenant’s written request therefor (which request shall describe the change or addition in reasonable detail).  Any notice of disapproval or request for clarification sent by Landlord shall state the specific reasons for such disapproval and/or items to be clarified, as applicable.  Upon completion of the Tenant Improvements, Tenant shall have the Architect furnish Landlord a copy of the Tenant’s Final Construction Documents with any changes made by the Architect noted thereon, as well as copies of any CADD disks.

2.5                               Permits.  Tenant, at Tenant’s sole cost and expense shall file (or cause the General Contractor to file) Tenant’s Final Construction Documents with the governmental agencies having jurisdiction and obtain all necessary permits for same.

ARTICLE 3

PERFORMANCE OF TENANT IMPROVEMENTS

3.1          Performance of Tenant Improvements.

a)            Tenant, at its sole cost and expense, subject to Landlord’s obligation to pay the Improvement Allowances provided for herein, shall perform the Tenant Improvements with the Architect and construction managers, general contractors and subcontractors of Tenant’s own choosing, subject to Landlord’s prior approval thereof in Landlord’s sole discretion and provided Tenant uses a competitive bidding process, and or the contracts with subcontractors, such approval not to be unreasonably withheld, conditioned or delayed.  Tenant shall deliver to Landlord copies of all contracts with subcontractors promptly following execution thereof.  Tenant shall perform the Tenant Improvements in accordance with:

(i)            the Tenant’s Final Construction Documents, (ii) good construction practices, (iii) all Laws and Requirements, (iv) all other requirements of this Work Letter, and (v) all requirements set forth in the Lease for the performance of Tenant Improvements by Tenant.  In addition, Tenant shall pay to Landlord or Landlord’s affiliate or designee a fee of one percent (1%) of the cost of the Tenant Improvements as compensation for coordination and oversight of the construction of the Tenant Improvements (“Construction Management Fee”).

b)            Tenant and its contractors and subcontractors shall be solely responsible for the transportation, storage and safekeeping of materials and equipment used in the performance of the Tenant Improvements, for the removal of waste and debris resulting therefrom on a regular basis, and for any damage caused by them to any portion of the Building, subject to the insurance provisions of this Exhibit “B” and the Lease.

c)             In addition to any insurance which may be required under the Lease, throughout the prosecution of the Tenant Improvements, Tenant shall secure, pay for and maintain or cause Tenant’s contractors and any subcontractors to secure, pay for and maintain insurance in the following minimum coverage and limits of liability:

1.             Worker’s compensation in statutory limit for the Commonwealth of Pennsylvania, and Employer’s Liability Insurance with statutory limits.

2.             Comprehensive General Liability Insurance including Broad Form Contractual, Broad Form Property Damage, Personal Injury, Completed Operations and Products coverage, and deletion of any exclusion pertaining to explosion, collapse and underground property damage hazards, with limits of not less than $5,000,000.00 combined single limit for bodily injury and property damage.

3.             Comprehensive Automobile Liability Insurance including Owned, Non-Owned and Hired Car coverage, with limits of not less than $1,000,000.00 combined single limit for both bodily injury and, property damage.

4.             Builders Risk Insurance (nonreporting form) of the type customarily carried in the case of similar construction for 100% of the full replacement cost of the work in place and materials stored at or upon the Property.

d)            At any time after the Tenant’s Final Construction Documents are approved by Landlord and thereafter throughout Tenant’s prosecution of the Tenant Improvements, Tenant shall be permitted to direct changes in the Tenant Improvements (each a “Tenant Change Order”) it being agreed, however, that Tenant must obtain Landlord’s approval not to be unreasonably withheld, conditioned or delayed before prosecuting any Tenant Change Order and that Landlord shall either approve or reject the Tenant Change Order within three (3) business days.  Once approved by Landlord, a Tenant Change Order shall become part of the Tenant’s Final Construction Documents and the work shown on such Tenant Change Order shall be part of the Tenant Improvements.

e)             Landlord shall reasonably cooperate with Tenant’s efforts to obtain, at Tenant’s expense, any permits, certificates or final approvals in connection with any portion of the Tenant Improvements including, without limitation, executing and delivering any documents or instruments that Landlord is required to sign and which are reasonably required by Tenant in connection therewith.

f)             Following the filing of waivers of lien by Tenant’s general contractor and any other contractor of Tenant as required by Section 10 of the, Tenant shall be permitted upon the Property and Building and may prosecute Tenant Improvements.  Without limiting the generality of the foregoing, Landlord shall permit Tenant to bring and store on the Demised Premises all equipment, supplies and other property required or appropriate in connection with the Tenant Improvements.  Tenant entry upon the Demised Premises prior to the Commencement Date for the purpose of prosecuting Tenant Improvements shall be upon all of the terms and conditions of the Lease.

g)             The work of Tenant’s contractors shall be performed in coordination with any work being performed by Landlord or its contractors in the Demised Premises or elsewhere in the Building or at the Property.

h)            Tenant shall cause its contractors and any subcontractors to use due care with respect to (i) transportation, safekeeping and storage of material and equipment used in the performance of the work by its contractors, (ii) for removal of debris and waste resulting therefrom, (iii) for defective design and work caused by its separate contractors and (iv) for any damage caused by its separate contractors.

i)              Tenant shall cause its contractors and any subcontractors to use reasonable efforts not to cause labor disruptions at the Demised Premises and Building and shall at all times adopt and implement policies and practices which are intended to have the effect of avoiding work stoppages, slowdowns, disputes, or strikes at the Building.  If Tenant’s contractors cause work stoppages, slowdowns, disputes or strikes at the Building, then Landlord upon one (1) business day prior written notice to Tenant shall be permitted to cause Tenant to cease all work at the Demised Premises until such time as it can be completed without such disruptions and Landlord shall have the right to equitable relief from a court of competent jurisdiction in order to accomplish same.

ARTICLE 4

IMPROVEMENT ALLOWANCE

4.1          Disbursement of Allowance.

a)            Landlord shall pay without offset or deduction, except for the Construction Management Fee, to Tenant or to others as designated by Tenant a Tenant Improvement Allowance as provided in Section 16 of the Second Amendment.  The Improvement Allowance may apply to hard and soft costs associated with the construction of the Tenant Improvements (but shall not apply to the purchase of furniture) and shall be disbursed as provided below.  Tenant may request payment of the allowance applicable to such work from time to time (but not more frequently than once a calendar month) by delivering to Landlord a disbursement request (each, a “Disbursement Request”), each of which Disbursement Requests shall be accompanied by (i) a certificate from the Architect that the portion of Tenant Improvements requested in the Disbursement Request is substantially complete; and (ii) photocopies of invoices evidencing that the amount being requested pursuant to such Disbursement Request has been paid or incurred by Tenant in connection with the Tenant Improvements; and (iii) except in the case of the first Disbursement Request, lien releases from Tenant’s general contractor (or construction manager, as the case may be) for all work and services completed by such persons through the date of the Disbursement Request immediately preceding the Disbursement Request in question.  Provided Landlord receives such request, together with all supporting documentation required above, on or before the 10th day of the calendar month in which the request is made, Landlord, on or before the 30th day of the same month, shall pay to Tenant or to others as designated by Tenant the amount being requested in such Disbursement Request.  Notwithstanding anything to the contrary contained herein, the final Disbursement Request shall not be paid until all of the following have occurred: (i) the Tenant Improvements are Substantially Completed and invoices therefor are presented to Landlord; (ii) Tenant provides evidence that the Tenant Improvements have otherwise been paid for in full or will be paid in full upon final disbursement; (iii) the Architect has certified Substantial Completion, and Landlord has approved the Tenant Improvements and/or Landlord’s architect has approved the Tenant Improvements as required by his Work Letter; (iv) if requested, Tenant shall have provided an estoppel to Landlord and its lender in the form required by Section 20 of the Lease; (v) if required by applicable Laws and Requirements, Tenant shall have obtained a Certificate of Occupancy, or its equivalent from the local municipality and the Commonwealth of Pennsylvania, Department of Labor and Industry for the Demised Premises; and (viii) Tenant has provided to Landlord final releases of liens from the contractor in form and substance reasonably satisfactory to Landlord or the time period in which a mechanic’s lien would be required to be filed in order to be enforceable shall have elapsed without the filing thereof.  Landlord agrees to timely fund without offset or deduction the final Disbursement Request to Tenant when Tenant becomes entitled thereto in accordance with the preceding sentence.

b)            Disbursement Requests shall relate only to Tenant Work occurring in calendar year 2013.  The final Disbursement Request as described above shall be submitted on or before

January 31, 2014; provided however that any excess Allowance may be offset against Minimum Rent coming due after January 31, 2014.

4.2          No Further Obligations.  Tenant acknowledges and agrees that, except for Landlord’s obligation to pay the Improvement Allowance, it is Tenant’s responsibility to prepare Tenant’s Final Construction Documents for the Tenant Improvements, to perform the Tenant Improvements and to pay the entire cost of Tenant Improvements.  Notwithstanding Landlord’s obligation to pay the Improvement Allowance, Landlord shall have no privity of agreement with any contractors, subcontractors or third party vendors.

ARTICLE 5

TENANT INSTALLATIONS

5.1          Furniture, Fixtures and Equipment.  Landlord and Tenant shall mutually coordinate the installation of any furniture, furniture system, fixtures, equipment, telephone, computer or communication system ordered or to be installed by Tenant in the Demised Premises, with any work in the Demised Premises and/or the Building and Tenant shall perform or cause such installation to be performed in such a manner as to not damage the Building.

ARTICLE 6

NOTICES

6.1          Notices.  All notices required under this Work Letter shall be sent in the manner prescribed in Section 35 of the Lease shall be addressed to Landlord and Tenant at the addresses provided in the Lease, and in addition to the Representatives and the Architect at the following addresses or at such other addresses as such parties shall designate from time to time by written notice to the other parties:

If to Tenant’s Project Manager:

Robyn Dewitt

1018 W/8th Avenue

King of Prussia, PA 19406

with a copy of any notices to:

Rosamond Deegan

1018 W/8th Avenue

King of Prussia, PA 19406

If to the Architect:

Rob Trego

RHJ Associates

860 First Avenue, Suite 9 A

King of Prussia, PA 19406

If to Landlord’s Construction Representative:

Bethann H. Slanker

BPG Management, L.P.

King of Prussia Business Center

1010 W. Eighth Avenue

King of Prussia, PA 19406

with a copy of any notices to:

Pios Grande KOP Business Center, L.P.

50 Applied Card Way

Attn: Vincent Abessinio, Executive Vice President

Glen Mills, Pennsylvania 19342

In addition to the foregoing, Landlord and Tenant shall provide each other with additional names and addresses of relevant parties from time to time as necessary.